Exhibit 23.5

CONSENT of QUALIFIED PERSON

I, Gerald Lee Eastman, President of Development Resources LLC (DRLLC), herewith consent and agree to be named responsible for all work done during Phase One of the

Exploration Program of Canyon Gold Corp., as reported within the ‘Preliminary

Geological Report’ provided to Canyon Gold Corp. with Alex Burton of Burton Consulting

Inc. being the Consulting Geologist.

I furthermore consent to the reference to the content of the report to be used in the

S-1 Prospectus and the reference to DRLLC as an expert.

September 30, 2012

Development Resources LLC (DRLLC)

__________________________________
Gerald Lee Eastman, President